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                              EMPLOYMENT AGREEMENT

     This Agreement is made this 1st day of July, 1996, among JEFF FARSTAD, FARSTAD OIL, INC., SUPERPUMPER,INC.,and SPF, INC., hereinafter referred to as Farstad, Farstad Oil, Superpumper, and SPF, respectively. Farstad Oil, Superpumper, and SPF are herein sometimes referred to collectively as Employers.

                                    RECITALS

     SPF has recently acquired all of the outstanding shares of Farstad Oil common stock and a substantial majority of Superpumper common stock in an exchange of Farstad Oil and Superpumper shares for SPF shares. Before SPF acquired a majority of capital stock in Farstad Oil, Farstad was a principal executive employee of Farstad Oil. The parties desire his continued employment, including provisions for his employment in the management of Superpumper.

                                    AGREEMENT

                              EMPLOYMENT AGREEMENT

     1. EMPLOYMENT. Employers hereby employ Farstad and he accepts such employment upon the terms and conditions 1`I herein set forth.

     2. TERM. The term of employment shall begin on the date set forth above and shall continue until terminated a herein provided.

     3. DUTIES. Farstad is employed to actively participate in the management of the Farstad Oil and Superpumper business operations. He will devote his full time and best efforts to the performance of duties as assigned by the respective boards of directors of Farstad Oil, Superpumper, and SPF.

     4. COMPENSATION. For all services rendered by Farstad under this Agreement, he shall be paid as follows:

     A. BASIC COMPENSATION. Farstad shall be paid as basic compensation the sum of $275,000.00 per year, payable in monthly installments.

     B. ANNUAL INCREASE. Farstad's basic compensation shall be increased each year during the term of this contract, by an amount equal to 5% of the preceding year's basic compensation.

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          EXAMPLE
          1997 compensation will be $288,750.
          (1.05 x $275,000 19-q compensation)
          1998 compensation will be $303,188.
          (1.05 x $288,750 1997 compensation)
          1999 compensation will be $318,347.
          (1.05 x $288,750 1998 compensation)

          C. ADDITIONAL COMPENSATION. Compensation in addition to basic compensation and annual increases may be paid in such amounts and at such times as the respective boards of directors of Farstad Oil, Superpumper, or SPF may from time to time determine, provided: Farstad may be paid compensation exceeding basic compensation and annual increases under paragraphs 4A and 4B with respect to any fiscal year only if the year's consolidated income of the Employers exceeds 20% of equity (determined in accordance 10 with generally accepted accounting principles) and after accounting for any additional compensation as an expense for the year.

          EXAMPLE:
          In 2002, the consolidated equity of Employers is I $7.5 million. Accordingly, additional compensation may be paid to Farstad only if 14 consolidated income of Employers exceeds $1.5 million (before any additional compensation). If consolidated income for the year were $1.6 million, Employers may determine additional compensation to be paid to Farstad, but the sum of additional compensation and direct overhead such as employment taxes may not exceed $100,000 ($1.6 million income before additional bonus, less $1.5 million minimum income as 20% return on equity).

          D. FRINGE BENEFITS. Farstad shall participate in any "fringe benefits," including but not limited to retirement plans, health insurance plans, sick leave or vacation leave, as may from time to time be adopted by Employers.

          E. LOAN GUARANTEES. The parties acknowledge Farstad's position as majority shareholder in SPF may cause certain of 23 Employers' creditors to request him to personally guarantee Employers' financial obligations. The parties acknowledge that any guarantees are valuable to the corporation, and may be compensated as determined by the board of directors. The parties acknowledge that any compensation paid to Farstad for personal guarantees is not compensation for personal services under this employment agreement.

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          5. WORKING FACILITIES. Employers will furnish Farstad with an office, equipment, technical and secretarial assistance, and other facilities and services suitable to his position and adequate for the performance of his duties.Employers shall provide Farstad with a company car of similar quality and upon the same terms and conditions as those prevailing during 1995.

          6. EMPLOYEE EXPENSES. Employers shall reimburse Farstad for travel and other expenses reasonably and necessarily.incurred in the performance of his duties pursuant to this Agreement.

          7. ADMINISTRATION. Employers will arrange for one of them to serve as common paymaster to provide funds and administration of Farstad's compensation and benefits, and to allocate his compensation, benefits, and other expenses to among Employers in the discretion of their respective boards of directors.

          8. TERMINATION. Employers shall not terminate Farstad's employment except for serious misconduct or failure of performance of duties.

          All rights and obligations under this Agreement will terminate without notice on December 31, 2005.

          Dated this 25th day of June, 1996.

                                  /s/ Jeff Farstad
                                  ---------------------------
                                  Jeff Farstad

                                  FARSTAD OIL, INC.

                               By /s/ Jeff Farstad
                                  ---------------------------
                                  Jeff Farstad
                                  Its President

                                  SUPERPUMPER, INC.

                               By /s/ Paulette Havnvik
                                  ---------------------------
                                  Paulette Havnvik
                                  Its President

                                  SPF, INC.

                               By /s/ Jeff Farstad
                                  ---------------------------
                                  Jeff Farstad
                                  Its President

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